EXHIBIT 99.1

                                                                 EXECUTION COPY


                           STOCK REPURCHASE AGREEMENT


          THIS STOCK REPURCHASE AGREEMENT (the "Agreement") is made this 17th day of January, 2000 by and among Garrison Investments Inc. (the "XL Sub"), XL Capital Ltd ("XL"), Risk Capital Holdings, Inc. ("RCH") and Risk Capital Reinsurance Company, a wholly owned subsidiary of RCH (the "RCH Sub").


                                    RECITALS


          A. The XL Sub, a wholly owned indirect subsidiary of XL, owns 4,755,000 shares (the "RCH Shares") of the common stock, $0.01 par value, of RCH.

          B. The XL Sub desires to sell to RCH, and RCH desires to repurchase from the XL Sub, the RCH Shares, upon the terms and subject to the conditions hereinafter set forth (the "Transaction").

          C. The RCH Sub owns (i) 8,360,401 voting shares and 15,551,505 non-voting shares (the "LARC Shares") of LARC Holdings, Ltd. ("LARC"), and warrants (the LARC Warrants") to purchase 2,391,191 non-voting shares of LARC, and (ii) 1,418,440 common shares (as the number thereof may be adjusted pursuant to Section 2(b), the "ALRE Shares") of Annuity and Life Re (Holdings), Ltd. ("ALRE") and warrants (as the number thereof may be adjusted pursuant to Section 2(b), the "ALRE Warrants") to purchase an additional 100,000 common shares of ALRE (the ALRE Shares, the ALRE Warrants, the LARC Shares and the LARC Warrants, collectively, the "Interests") and has the right to designate one nominee for election to the Board of Directors of ALRE.

          D. Immediately prior to the Closing (as hereinafter defined), the RCH Sub will transfer and assign all of its right, title and interest in and to the Interests to RCH.

          E. RCH desires to sell to the XL Sub, and the XL Sub desires to purchase from RCH, the Interests, upon the terms and subject to the conditions hereinafter set forth.

          NOW, THEREFORE, in consideration of the foregoing and the mutual covenants herein contained, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

          1. Sale of RCH Shares. Upon the terms and subject to the conditions set forth in this Agreement, the XL Sub agrees to sell, transfer and assign the RCH Shares to RCH and RCH agrees to purchase the RCH Shares from the XL Sub, at the Closing, at which time and concurrently with the transfer of the Interests and other consideration pursuant to Section 2 below, the XL Sub shall deliver to RCH certificates representing the RCH Shares duly endorsed in blank or accompanied by stock powers duly endorsed in blank having attached thereto all necessary stock transfer and documentary stamps at the XL Sub's expense.
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          2. Consideration for the RCH Shares; Transfer of the Interests.

                    (a) The purchase price per RCH Share (the "Discounted Per Share Price") shall be equal to 85% of the average closing price per share of RCH common stock on the NASDAQ National Market during the twenty trading days (the "Measuring Period") beginning on the third full trading day following the date on which the Transaction is first disclosed to the public in accordance with Section 10 hereof; provided, however, that the maximum Discounted Per Share Price shall not exceed $15 and if the Discounted Per Share Price would be greater than such maximum, then the Discounted Per Share Price shall be deemed to be equal to such maximum. The aggregate purchase price for the RCH Shares (the "Aggregate RCH Share Price") shall be equal to the number of RCH Shares multiplied by the Discounted Per Share Price.

                    (b) The Aggregate RCH Share Price shall be paid by RCH to the XL Sub in the form of (i) the LARC Shares and the LARC Warrants (which together shall be deemed to have an aggregate value of $25,000,000), (ii) the ALRE Shares, which will be deemed to have an aggregate value (the "Aggregate ALRE Share Value") equal to the number of ALRE Shares multiplied by the average closing price per ALRE Share on the NASDAQ National Market during the Measuring Period (the "ALRE Per Share Price"), (iii) the ALRE Warrants, which will be deemed to have an aggregate value (the "Aggregate ALRE Warrant Value") equal to the number of ALRE Warrants multiplied by the Black-Scholes value per ALRE Warrant (using such assumptions as RCH and the XL Sub shall reasonably agree, which they shall use reasonable best efforts to do within 10 days after the date hereof) (the "ALRE Per Warrant Price"), and (iv) cash (the "Cash Component") in an amount equal to the difference between (x) the Aggregate RCH Share Price and (y) the sum of (A) $25,000,000, (B) the Aggregate ALRE Share Value and (C) the Aggregate ALRE Warrant Value; provided, however, that in the event that the Cash Component is a negative number, XL may, in its sole discretion, (i) choose to pay such Cash Component to RCH at the Closing, (ii) choose to have the number of ALRE Shares and/or ALRE Warrants to be delivered pursuant to this paragraph (b) to be decreased so as to eliminate the Cash Component that XL would have to pay or (iii) choose a combination of the procedures described in the preceding (i) and (ii).

                    (c) At the Closing, concurrently with the transfer of the RCH Shares by the XL Sub to RCH pursuant to Section 1 above, (a) RCH shall deliver to the XL Sub certificates representing the Interests being transferred duly endorsed in blank or accompanied by stock powers duly endorsed in blank having attached thereto all necessary stock transfer and documentary stamps at RCH's expense, (b) RCH shall pay the Cash Component to the XL Sub, if such amount is a positive number, by wire transfer of immediately available funds to a bank account designated by the XL Sub in writing to RCH not later than the close of business on the second business day immediately preceding the Closing Date and (c) XL shall, or shall cause the XL Sub, to pay the Cash Component to RCH, if such amount is a negative number after any adjustment pursuant to paragraph (b) of

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


          this Section 2, by wire transfer of immediately available funds to a bank account designated by RCH in writing to the XL Sub not later than the close of business on the second business day immediately preceding the Closing Date.

                    (d) RCH and the RCH Sub agree to take all actions required to transfer and assign all right, title and interest in and to the ALRE Shares and the ALRE Warrants from the RCH Sub to RCH. RCH and the RCH Sub further agree that, both before and, if applicable, after the Closing, each shall use its reasonable best efforts to take all actions necessary to complete the transfer of the ALRE Shares and the ALRE Warrants to the XL Sub (including without limitation all actions required under the Purchase Agreement (as hereinafter defined) and the Letter Agreement (as hereinafter defined)) as expeditiously as reasonably possible and at its expense. RCH and the RCH Sub further agree that they will use their reasonable best efforts to take all actions necessary to (1) assign to the XL Sub all rights under the Letter Agreement relating to the selection of one individual to be nominated as a director of ALRE and (2) assign to the XL Sub all rights under the Registration Rights Agreement dated as of March 4, 1998 between ALRE and the RCH Sub relating to the right of the RCH Sub to require the registration by ALRE of the ALRE Shares and the ALRE Warrants under the Securities Act of 1933, as amended (the "Registration Rights Agreement").

                    (e) Notwithstanding the foregoing paragraphs (c) and (d), the following shall apply:

                    (i) Only that number of ALRE Shares shall be transferred to the XL Sub at the Closing such that the ALRE Shares, together with the common shares of ALRE held by XL or any affiliate of XL as of the Closing, accounts for 9.9% of the total outstanding shares of ALRE common stock. The ALRE Warrants shall not be transferred to the XL Sub at the Closing.

                    (ii) Any ALRE Shares that are not transferred to the XL Sub as a result of the restrictions contained in the preceding paragraph
          (i) and the ALRE Warrants shall be held initially by RCH for the sole and exclusive benefit of XL and the XL Sub, and such ALRE Shares and any common shares of ALRE issued upon the exercise of ALRE Warrants shall be subject to, and the parties shall execute and deliver prior to the Closing, a Voting and Disposition Agreement, which shall be substantially in the form attached hereto as Exhibit A (the "Voting and Disposition Agreement"); provided, however, that RCH shall transfer such ALRE Shares, ALRE Warrants, common shares of ALRE issued upon the exercise of ALRE Warrants, cash realized upon the sale of any of the foregoing and any dividends or other distributions (whether cash, stock or otherwise) with respect thereto in accordance with the terms of such Voting and Disposition Agreement; provided, further, that neither XL nor the XL Sub shall be permitted (A) to request such transfer of securities of ALRE to XL or any subsidiary of XL or exercise any right to vote or to direct the voting of common shares of ALRE so held by RCH, until such time as XL or the XL Sub has obtained the approval of the applicable insurance regulatory authorities for the acquisition of control of

          ALRE or has determined upon consultation with outside legal counsel that such transfer can be effected or such voting rights exercised under applicable law and XL or the XL Sub so notifies RCH or (B) to request such transfer of securities of ALRE to XL or any subsidiary of XL, until such time as XL or the XL Sub has obtained the approval of the Board of Directors of ALRE, if required, to effect such transfer or has determined upon consultation with outside legal counsel that such transfer can be effected under the applicable provisions of the ALRE Bye-Laws and XL or the XL Sub so notifies RCH.

                    (iii) At the time of any transfer pursuant to the preceding paragraph (ii), concurrently with such transfer RCH shall deliver to the XL Sub certificates representing the Interests being transferred duly endorsed in blank or accompanied by stock powers duly endorsed in blank having attached thereto all necessary stock transfer and documentary stamps at RCH's expense.

                    (iv) The parties agree that following the Closing they shall continue to use their reasonable best efforts to obtain all regulatory, board and other approvals as may be required or desirable under applicable law and under the ALRE Bye-Laws to effect the transfer of common shares of ALRE held by RCH pursuant to this paragraph (e) to the XL Sub (or to effect such transfer in a manner that does not require such approvals) as promptly as practicable after the Closing.

                    (f) In the event of any stock split, stock combination, stock dividend or similar transaction prior to the Closing involving the RCH Shares, the LARC Shares, the LARC common shares subject to the LARC Warrants, the ALRE Shares or the ALRE common shares subject to the ALRE Warrants, the share numbers and prices herein shall be adjusted as appropriate.

          3. Representations and Warranties of XL and the XL Sub. XL and the XL Sub hereby jointly and severally make the following representations and warranties, effective as of the date hereof, and jointly and severally represent and warrant that each such representation and warranty shall be true and accurate in all material respects as of the Closing Date:

                    (a) The XL Sub is the record owner of the RCH Shares, which constitute the entire direct and indirect ownership interest of the XL Sub and XL in RCH's common stock.

                    (b) The XL Sub has good title to the RCH Shares, free and clear of any and all liens, claims, options, security interests and encumbrances of any kind or nature (collectively, "Adverse Interests").

                    (c) Each of the XL Sub and XL is a duly organized and validly existing corporation in its jurisdiction of incorporation. The XL Sub and XL have all requisite corporate power and authority to deliver and perform this Agreement and all other documents requiring XL's or the XL Sub's execution and delivery hereunder.

                    (d) The XL Sub and XL have taken all corporate action necessary to authorize the execution, delivery and performance of this Agreement, and all other agreements requiring the XL Sub's or XL's execution and delivery hereunder. Assuming due authorization, execution and delivery hereof by RCH and the RCH Sub, this Agreement constitutes the duly authorized, valid and legally binding obligation of the XL Sub and XL, as the case may be, and is enforceable in accordance with its terms.

                    (e) The XL Sub has all requisite corporate power and authority to transfer and deliver the RCH Shares to RCH in the manner provided in this Agreement, and upon delivery of the RCH Shares pursuant to the terms of this Agreement, RCH will receive good title thereto, free and clear of any and all Adverse Interests.

                    (f) The execution, delivery and performance of this Agreement by XL and the XL Sub and the performance of the transactions contemplated hereby by the XL Sub do not require the consent of any third party, including but not limited to that of any governmental authority or agency in any jurisdiction, other than such approvals as may be required by the applicable state insurance regulatory authorities and the insurance regulatory authorities of Bermuda for the transfer of ALRE Shares and the ALRE Warrants in the event that the aggregate interest of XL in ALRE would constitute 10% or more of the outstanding shares of ALRE.

                    (g) With the exception of its arrangement with Goldman, Sachs & Co., neither XL nor the XL Sub has made any agreement for the payment of a broker's fee or commission as a result of the transactions contemplated hereby. Any fee, commission or other amount payable to any financial advisor or consultant engaged by the XL Sub or by XL, including, but not limited to Goldman, Sachs & Co., will be paid by XL.

                    (h) The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby by the XL Sub and XL do not and will not constitute a breach or violation of, or a default under, either of their articles or certificates of incorporation, by-laws or similar governing documents, or any material contract to which the XL Sub or XL is a party, whether currently in existence or entered into before the Closing.

                    (i) No litigation, claim or other proceeding before any court or governmental agency is pending against the XL Sub or XL that would reasonably be expected to materially adversely affect the completion of the transactions contemplated by this Agreement.

          4. Representations and Warranties of RCH and the RCH Sub. RCH and the RCH Sub hereby jointly and severally make the following representations and warranties, effective as of the date hereof and jointly and severally represent and warrant that each such representation and warranty shall be true and accurate in all material respects as of the Closing Date:

                    (a) RCH is a duly organized and validly existing Delaware corporation, is in good standing in Delaware and is in good standing as a foreign corporation in the State of Connecticut. The RCH Sub is a duly organized and validly existing Nebraska corporation, is in good standing in Nebraska and is in good standing as a foreign corporation in the State of Connecticut. RCH and the RCH Sub have all requisite corporate power and authority to deliver and perform this Agreement and all other documents requiring RCH's or the RCH Sub's execution and delivery hereunder.

                    (b) RCH and the RCH Sub have taken all corporate action necessary (including obtaining the unanimous approval by the members of the board of directors (other than those directors affiliated with the XL Sub and XL) of RCH and obtaining the requisite approval by the members of the board of directors of the RCH Sub) to authorize the execution, delivery and performance of this Agreement, and all other agreements requiring the RCH Sub's or RCH's execution and delivery hereunder, and all transactions contemplated in connection with this Agreement and any other such agreement, and the RCH board of directors has determined that the transactions so contemplated are fair to and in the best interests of the holders of common stock of RCH (other than XL and the XL Sub). Without limiting the foregoing, no approval of the transactions contemplated in this Agreement is required by RCH's shareholders. Assuming due authorization, execution and delivery hereof by the XL Sub and XL, this Agreement constitutes, and the documents required hereunder to be executed and delivered by the RCH Sub or RCH will, when executed and delivered, constitute, the duly authorized, valid and legally binding obligations of the RCH Sub or RCH, as the case may be, and this Agreement is, and those documents will be, enforceable in accordance with their terms.

                    (c) The capital of RCH is not impaired and the completion of the repurchase of the RCH Shares contemplated hereby will not cause any impairment of the capital of RCH, within the meaning of Section 160 of the General Corporation Law of the State of Delaware. The completion of the transactions contemplated hereby will not cause RCH's common stock to be delisted from, or to cease to be eligible for listing on, the Nasdaq National Market.

                    (d) The execution, delivery and performance of this Agreement by RCH and the RCH Sub and the performance of the transactions contemplated hereby by RCH and the RCH Sub do not require the consent of any third party, including but not limited to that of any governmental authority or agency in any jurisdiction, other than such approvals as may be required by the insurance regulatory authorities of the State of Nebraska.

                    (e) With the exception of its arrangement with Donaldson Lufkin & Jenrette Securities Corporation ("DLJ"), RCH and the RCH Sub have not made any agreement or taken any other action which might cause anyone to become entitled to a broker's fee or commission as a result of the transactions contemplated hereby. Any fee, commission or other amount payable to any financial advisor or consultant engaged by RCH or the RCH Sub, including, but not limited to DLJ, will be paid by RCH.

                    (f) RCH has received, and has provided to XL and the XL Sub a true copy of, an opinion of DLJ to the effect that, at the time of execution of this Agreement, the terms of the transactions contemplated hereby are fair, from a financial point of view, to RCH.

                    (g) The RCH Sub is the record owner of each Interest (disregarding for the purposes of this Section 4 any adjustment pursuant to Section 2(b)) as of the date of this Agreement, and RCH will be the record owner of each Interest as of the Closing, which Interests constitute RCH's and the RCH Sub's entire direct and indirect ownership or other interest in LARC and ALRE. RCH has provided to the XL Sub and XL a true and complete copy of the letter agreement (the "Letter Agreement") dated March 4, 1998, between the RCH Sub and ALRE, relating to the RCH Sub's right to designate one individual to be nominated as a director of ALRE, which Letter Agreement is in full force and effect and is valid and enforceable in accordance with its terms, and which has not been amended or supplemented in any manner (and there are no oral or written agreements relating to taking any such action). RCH has provided to the XL Sub and XL a true and complete copy of the Registration Rights Agreement, which Registration Rights Agreement is in full force and effect, is valid and enforceable in accordance with its terms, and which has not been amended or supplemented in any manner (and there are no oral or written agreements relating to taking any such action).

                    (h) The RCH Sub and RCH have good title to each Interest, free and clear of any and all Adverse Interests. The RCH Sub and RCH have all requisite corporate power and authority to transfer and deliver such Interest to XL and the XL Sub in the manner provided in this Agreement, and upon delivery of the Interests pursuant to the terms of this Agreement, XL or the XL Sub will receive good and marketable title thereto, free and clear of any and all Adverse Interests (subject to the provisions of ALRE Bye-Law 52 (Limitation on voting rights of Controlled Shares (as such term is defined in the ALRE Bye-Laws))).

                    (i) The execution, delivery and performance of this Agreement by RCH and the consummation of the transactions contemplated hereby by RCH and the RCH Sub do not and will not constitute a breach or violation of, or a default under, either of their articles or certificates of incorporation, by-laws or similar governing documents, or any material contract to which the RCH Sub or RCH is a party currently in existence or entered into prior to the Closing, subject to compliance with Section 5.1(a) of the Securities Purchase Agreement (the "Purchase Agreement") dated as of March 4, 1998 between ALRE and the RCH Sub relating to resale of the ALRE Shares and ALRE Warrants. RCH has provided to the XL Sub and XL a true and complete copy of the Purchase Agreement, which Purchase Agreement is in full force and effect, is valid and enforceable in accordance with its terms, and which has not been amended or supplemented in any manner (and there are no oral or written agreements relating to taking any such action).

                              (j) No litigation, claim or other proceeding
                    before any court or governmental agency is pending against the RCH Sub or RCH that would reasonably be expected to materially adversely affect the completion of the transactions contemplated by this Agreement.

                              (k) Both before and after consummation of the
                    transactions contemplated by this Agreement, each of RCH and the RCH Sub (a) owns and will own assets the fair salable value of which are (i) greater than the total amount of its liabilities (including contingent liabilities) and (ii) greater than the amount that will be required to pay the probable liabilities of its then existing debts and claims as they become absolute and matured, (b) has capital that is not unreasonably small in relation to its businesses as presently conducted, including after giving effect to the consummation of the transactions contemplated hereby, and
                    (c) will be able to pay its debts and other liabilities (including the reasonably anticipated amount of subordinated, unmatured, unliquidated and contingent liabilities and claims) as they become due.

          5. Closing. The closing (the "Closing") of the purchase and sale of the RCH Shares pursuant to this Agreement shall take place on the second business day following satisfaction or waiver of all conditions to closing (the "Closing Date") at 10:00 a.m. on the Closing Date at the offices of Wachtell, Lipton, Rosen & Katz in New York or at such other time or place as the parties may mutually agree.

          6. Conditions to the Obligations of RCH and the RCH Sub to Close. It shall be a condition to the obligations of RCH and RCH Sub to consummate the transactions contemplated hereby that:

             (a) All representations and warranties of the XL Sub and XL contained in this Agreement shall be true and accurate in all material respects as of the date hereof and on the Closing Date as made again, on and with respect to the Closing Date.

             (b) Each of the XL Sub and XL shall have performed and complied in all material respects with all of its agreements contained in this Agreement required to be performed and complied with by it by the Closing.

             (c) The XL Sub and XL shall each have delivered to the RCH Sub a certificate dated the Closing Date and signed by one of its senior executive officers confirming the matters referred to in Sections 6(a) and 6(b) above.

             (d) Any filings required under antitrust laws shall have been made and any required waiting period under such laws applicable to the transactions contemplated hereby shall have expired or been earlier terminated and any required approval or consent under such laws applicable to the transactions contemplated hereby shall have been received.

            (e) Any filings required under state or other insurance laws and regulations shall have been made and any required waiting period under such laws and regulations applicable to the transactions contemplated hereby shall have expired or been earlier terminated and any required approval or consent under such laws and regulations applicable to the transactions contemplated hereby shall have been received without the imposition on RCH or the RCH Sub of any onerous condition.

            (f) No temporary restraining order, preliminary or permanent injunction or other order issued by a court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Closing shall be in effect.

            (g) The Measuring Period shall have run in full.

          7. Conditions to the Obligations of XL and the XL Sub to Close. It shall be a condition to the obligations of XL and the XL Sub to consummate the transactions contemplated hereby that:

                    (a) All representations and warranties of RCH contained in this Agreement shall be true and accurate in all material respects as of the Closing Date as made again, on and with respect to the Closing Date.

                    (b) RCH shall have performed and complied in all material respects with all of its agreements contained in this Agreement required to be performed and complied with by it by the Closing.

                    (c) RCH and the RCH Sub shall each have delivered to the XL Sub and to XL a certificate dated the Closing Date and signed by one of its senior executive officers confirming the matters referred to in Sections 7(a) and 7(b) above.

                    (d) Any filings required under antitrust laws shall have been made and any required waiting period under such laws applicable to the transactions contemplated hereby shall have expired or been earlier terminated and any required approval or consent under such laws applicable to the transactions contemplated hereby shall have been received.

                    (e) Any filings required under state or other insurance laws and regulations shall have been made and any required waiting period under such laws and regulations applicable to the transactions contemplated hereby shall have expired or been earlier terminated and any required approval or consent under such laws and regulations applicable to the transactions contemplated hereby shall have been received without the imposition on XL or the XL Sub of any onerous condition.

                    (f) No temporary restraining order, preliminary or permanent injunction or other order issued by a court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Closing shall be in effect.

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



                    (g) The Measuring Period shall have run in full.

                    (h) RCH and the RCH Sub shall have duly executed and
                  delivered the Voting and Disposition Agreement if required pursuant to Section 2(e).

        8. Indemnification.

                    (a) The XL Sub and XL hereby agree to jointly and severally indemnify, save, defend and hold harmless the RCH Sub and RCH and their respective officers, directors, employees and authorized agents from and against all losses, liabilities, damages, actions, causes of action, claims, judgments, penalties, fines, costs, obligations, taxes, expenses and fees, including all reasonable attorneys' fees and court costs (collectively, "Loss"), incurred by or asserted against the RCH Sub, RCH or their respective officers, directors, employees or authorized agents resulting from, arising out of, relating to, in the nature of or caused by, any inaccuracy in or any breach by the XL Sub or by XL of, any representation, warranty or agreement of the XL Sub or XL contained herein.

                    (b) RCH and the RCH Sub hereby agree to jointly and severally indemnify, save, defend and hold harmless XL and the XL Sub and their respective officers, directors, employees and agents from and against all Loss incurred by or asserted against XL, the XL Sub or their respective officers, directors, employees and authorized agents resulting from, arising out of, relating to, in the nature of or caused by any inaccuracy in, or the breach by RCH or the RCH Sub of, any representation, warranty or agreement of RCH or the RCH Sub contained herein.

                    (c) Promptly after receipt by any party hereto (the "Indemnitee") of notice of any demand, claim or circumstance which, with the lapse of time, would or might give rise to a claim or the commencement (or threatened commencement) of any action, proceeding or investigation that may result in Loss as to which the Indemnitee is entitled to indemnification hereunder (an "Asserted Liability"), the Indemnitee shall give notice thereof (the "Claims Notice") to any other party (or parties) obligated to provide indemnification with respect to such Asserted Liability pursuant to this Section 8 (the "Indemnifying Party"). The Claims Notice shall describe the Asserted Liability in reasonable detail, and shall indicate the amount (estimated, if necessary and to the extent feasible) of the Loss that has been or may be suffered by the Indemnitee. Failure to provide the Claims Notice shall not relieve the Indemnifying Party of its obligations under this Section 8 except to the extent that the Indemnifying Party demonstrates that it has been materially prejudiced by the failure to give such notice. The Indemnifying Party (as hereinafter defined) shall make any payment required in respect of its obligations under this Section 8 to the Indemnitee promptly upon receipt of notice from such Indemnitee that such Indemnitee has incurred such Loss.

                    (d) The Indemnifying Party may elect to settle, compromise or defend, at its own expense and by its own counsel (which shall be reasonably acceptable to

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


          the Indemnitee), any Asserted Liability; provided, however, that if the named or potential parties to any action or proceeding in connection with such Asserted Liability include both the Indemnifying Party and the Indemnitee, and the Indemnitee shall have been advised in writing by counsel that joint representation would be inappropriate due to an actual or potential conflict of interest and that the Indemnitee should have separate counsel, or if the Indemnifying Party does not notify the Indemnitiee of its election as required herein, fails to timely fulfill its indemnity obligations under this Agreement or contests its obligation to indemnify under this Agreement, the Indemnifying Party shall not have the right to settle, compromise or defend such Asserted Liability, and the Indemnitee may elect to employ one separate counsel in each applicable jurisdiction at the expense of the Indemnifying Party to settle, compromise or defend such Asserted Liability, as it relates to such Indemnitee. If the Indemnifying Party is entitled to and elects to settle, compromise or defend an Asserted Liability, it shall within 30 days after receipt of the Claims Notice (or sooner, if the nature of the Asserted Liability so requires) notify the Indemnitee of its intent to do so, and the Indemnitee shall (subject to the foregoing) cooperate, at the expense of the Indemnifying Party (except with respect to the legal fees of Indemnitee's separate counsel as provided for above), in the settlement or compromise of, or defense against, such Asserted Liability. If the Indemnifying Party elects not to settle, compromise or defend the Asserted Liability, fails to notify the Indemnitee of its election as herein provided, fails to timely fulfill its indemnity obligations under this Agreement or contests its obligation to indemnify under this Agreement, the Indemnitee may settle, compromise or defend such Asserted Liability. Notwithstanding anything to the contrary contained in this Section, neither the Indemnifying Party nor the Indemnitee may settle or compromise any claim over the objection of the other; provided, however, that consent to settlement or compromise shall not be unreasonably withheld; provided further that the parties agree that it shall not be unreasonable to withhold such consent if such settlement or compromise contains any material restrictions, limitations or other conditions on the conduct of such party's business or business operations. In any event, each of the Indemnitee and the Indemnifying Party may participate, at its own expense, in the defense of the Asserted Liability.

          9. Resignation of Director Nominees. (a) Effective as of the Closing, Mr. Ian R. Heap shall resign from RCH's Board of Directors, and Mr. Michael P. Esposito, Jr., shall continue as a director of such Board but not as XL's designee; provided, however, it is understood and agreed that the indemnification and exculpation rights of such directors under the certificate of incorporation and bylaws of RCH shall survive the Closing in accordance with their present terms to the fullest extent permitted by law for at least six years from the date of the Closing, and that RCH shall cause its directors' and officers' liability insurance policies to continue to apply to such directors with respect to their periods of services in such capacities on terms and with coverage limits no less favorable in the aggregate than presently existing, in each case with respect to any claim, action, suit, proceeding or investigation, whether civil, criminal or administrative or investigative, arising out of actions or omissions occurring prior to or at the Closing (including the transactions contemplated in connection with this Agreement).

          (b) The directors nominated by RCH or the RCH Sub to the Board of Directors of LARC shall resign from such Board, effective as of the Closing.

          (c) From and after the Closing, Mr. Robert Clements shall continue to serve on the Board of Directors of ALRE as the designee of XL until his resignation or until XL or the XL Sub (together with RCH or the RCH Sub pursuant to the provisions of the Voting and Disposition Agreement if applicable) designates his replacement and any required consents from ALRE or the ALRE Board of Directors relating thereto are obtained.

          10. Public Announcement. Immediately following the execution of this Agreement, RCH and XL will issue press releases which include the language in Exhibit B (provided that such press releases may contain additional language relating to matters other than the transactions contemplated hereby). No party hereto will, without the prior approval of the other parties (which approval shall not be unreasonably withheld), issue any press release or make any public statement relating to the transactions contemplated hereby, except for discussions with investors and analysts consistent with the press releases referred to in the first sentence of this Section 10 or with such party's public filings with the SEC or as may otherwise be required by applicable law or regulation or the rules of an applicable stock market. To the extent reasonably practicable, neither RCH nor XL will make any filing with the SEC or with any other governmental entity relating to the transactions contemplated hereby without first providing the other a reasonable opportunity to review such filing.

          11. Reasonable Best Efforts. The parties to this Agreement shall each use its reasonable best efforts to take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary, proper or advisable under applicable law or otherwise to consummate and make effective the transactions contemplated by this Agreement, including by making all required regulatory filings as promptly as practicable, and to cooperate with one another in connection therewith; provided that neither party shall be required to incur any material expenses in connection therewith.

          12. Conduct of Business. From the date hereof through the Measurement Period, RCH and the RCH Sub shall, and shall cause each of its subsidiaries to, operate in the ordinary course of business consistent with past practice, each shall, and shall cause each of its subsidiaries to, use reasonable efforts to preserve its business intact and shall not, and shall cause its subsidiaries not to, engage in any conduct (including by failing to take action) that is designed to or would reasonably be expected to have an adverse effect on RCH's stock price, including issuing or trading in securities of RCH or derivatives thereof; provided, however, that RCH and the RCH Sub may enter into and close the transaction provided for in the asset purchase agreement attached hereto as Exhibit C substantially upon the terms, and subject to the conditions, set forth in such agreement in the form attached. RCH and the RCH Sub shall take all actions required to cause any purchaser (whether such purchase is by stock or asset acquisition, merger, consolidation or otherwise) of RCH, the RCH Sub or the RCH Sub's reinsurance business to assume all obligations of RCH and the RCH Sub hereunder; provided that the first clause of this sentence shall not apply if following any such purchase RCH is able to perform all obligations of RCH and the RCH Sub hereunder in a timely manner and without adversely affecting the benefits to be obtained by XL and XL Sub hereunder.

          13. Assignment. This Agreement and the rights hereunder shall not be assignable or transferable by any party without the prior written consent of the other parties hereto and any purported assignment or transfer in breach hereof shall be void and of no effect; provided, however, that the XL Sub and XL may assign their rights under this Agreement to any wholly owned subsidiary of XL and the XL Sub may assign its rights under this Agreement to XL (it being understood that any such assignment shall not relieve the XL Sub or XL of their obligations hereunder). Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective successors and assigns.

          14. Termination. This agreement may be terminated:

          (a) by mutual written consent;

          (b) by either XL (on behalf of itself and the XL Sub) or RCH (on behalf of itself and the RCH Sub) if the Transaction shall not have been consummated by July 31, 2000; provided, however, that the right to terminate this Agreement under this Section 14(b) shall not be available to any party (including any of its subsidiaries) whose action or failure to act has been a principal cause of or resulted in the failure of the Transaction to be consummated on or before such date if such action or failure to act constitutes a breach of this Agreement;

          (c) by either XL (on behalf of itself and the XL Sub) or RCH (on behalf of itself and the RCH Sub)if a court of competent jurisdiction or governmental, regulatory or administrative agency or commission shall have issued an order, decree or ruling or taken any other action, in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Transaction, which order, decree or ruling is final and nonappealable;

          (d) by XL (on behalf of itself and the XL Sub) if RCH or the RCH Sub, or by RCH (on behalf of itself and the RCH Sub)if XL or the XL Sub, as the case may be, has materially breached any of the representations, warranties, covenants or agreements of RCH or the RCH Sub or the representations, warranties, covenants or agreements of XL or the XL Sub, respectively, and such breach has not been cured within 30 calendar days after the giving of notice of such breach.

          15. Covenant Regarding ALRE Shares and ALRE Warrants.

          (a) RCH agrees it will not permit any of the ALRE Shares, ALRE Warrants or common shares of ALRE issued upon the exercise of ALRE Warrants, cash realized upon the sale of any of the foregoing and any dividends or other distributions (whether cash, stock or otherwise) with respect thereto, if any, to be held by it pursuant to Section 2(e) to become subject to any Adverse Interests, and that it will not, and will not permit any of its subsidiaries to, take any action that could impair the title of RCH and the XL Sub thereto. Upon any transfer effected pursuant to Section 2(e), the XL Sub shall receive good and marketable title thereto, free and clear of any and all Adverse Interests (subject to the provisions of ALRE Bye-Law 52 (Limitation on voting rights of Controlled Shares (as such term is defined in the ALRE Bye-Laws))).

          (b) This Section 15 is intended to be for the benefit of, and shall be enforceable by, XL and the XL Sub and its permitted successors and assigns. If RCH shall consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger, then proper provisions shall be made so that the successors and assigns of RCH shall assume all of the obligations set forth in this Agreement and the Voting and Disposition Agreement.

          16. Fees and Expenses. All fees and expenses of investment banking advisors, counsel, accountants and other experts and all other expenses incurred in connection with this Agreement and the purchase and sale of the RCH Shares contemplated hereby shall be paid by the party incurring such costs or expenses.

          17. Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or sent via telecopy (receipt confirmed) to the parties at the following addresses or telecopy numbers (or at such other address or telecopy numbers for a party as shall be specified by like notice):

                  (a)      if to XL or to the XL Sub, to:

                           XL Capital Ltd.
                           Cumberland House
                           One Victoria Street
                           Hamilton HM JX, Bermuda
                           Attention:  Paul S. Giordano, Esq.
                           Telephone: (441) 292-8515
                           Facsimile: (441) 292-8618

         with a copy to:

                           Wachtell, Lipton, Rosen & Katz
                           51 W. 52nd St.
                           New York, NY 10019
                           Attention:  Trevor S. Norwitz, Esq.
                           Telephone:  (212) 403-1000
                           Facsimile:  (441) 403-2000

(b)      if to RCH or to the RCH Sub, to

                           Risk Capital Holdings, Inc.
                           20 Horseneck Lane
                           Greenwich, Connecticut 06830
                           Attention:  Peter A. Appel, Esq.
                           Telephone:  (203) 862-4308
                           Facsimile:  (203) 861-4508
         with a copy to:

                           Cahill, Gordon & Reindel
                           80 Pine Street
                           New York, New York  10005
                           Attention:  Robert Usadi
                           Telephone:  (212) 701-3700
                           Facsimile:  (212) 269-5420

          18. Amendments and Waiver. No amendment to this Agreement shall be effective unless it shall be in writing and signed by each of the parties hereto. No waiver of any provision of this Agreement shall be effective unless in writing and signed by the party benefited by such provision.

          19. Entire Agreement. This Agreement, together with the exhibits hereto (including the Voting and Disposition Agreement), contains the entire agreement and understanding between the parties hereto with respect to the matters covered hereby and supersedes all other agreements and understandings relating thereto.

          20. Specific Enforcement. XL, the XL Sub, RCH and the RCH Sub acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent or cure breaches of the provisions of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which they may be entitled by law or equity.

          21. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York without reference to its principles of conflicts of law. Nothing contained in this Agreement shall be construed to require any party hereto or any of their respective subsidiaries, affiliates, directors, officers, employees, agents or representatives to take or refrain from taking any action in violation of applicable law.

          22. Severability. In the event that any provision of this Agreement or the application thereof becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto so long as the economic or legal substance of the transactions contemplated hereby are not materially adversely affected. The parties further agree to negotiate in good faith to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

          23. Survival of Representations, Warranties, Agreements and Covenants. All representations, warranties, agreements and covenants contained herein shall survive the execution of this Agreement and the consummation of the transactions contemplated hereby.

          24. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall constitute an original hereof and all of which together shall constitute one instrument.



                  [Remainder of Page Intentionally Left Blank]

                  IN WITNESS WHEREOF, the parties hereto have caused this Stock Repurchase Agreement to be duly executed on the date first above written.



                              RISK CAPITAL HOLDINGS, INC.

                              By: /s/ Peter A. Appel
                              Name: Peter A. Appel, Esq.
                              Title:  Executive Vice President and Chief
                              Operating Officer

                              RISK CAPITAL REINSURANCE COMPANY

                              By: /s/ Peter A. Appel
                              Name: Peter A. Appel, Esq.
                              Title: Executive Vice President and Chief
                              Operating Officer


                              XL CAPITAL LTD

                              By: /s/ Michael A. Siese
                              Name:  Michael A. Siese
                              Title:  Senior Vice President and Controller

                              GARRISON INVESTMENTS INC.

                               By: /s/ Michael A. Siese
                               Name: Michael A. Siese
                               Title:   Vice President